Exhibit 99.2
NYSE MKT Suspends Trading in American Apparel's
Common Stock and Commences Delisting Proceedings

LOS ANGELES, Oct. 6, 2015 -- American Apparel, Inc. (the "Company") (NYSE MKT: APP) announced today that on October 5, 2015, the Company received a notification letter (the "Notice") that the staff of NYSE Regulation, Inc. has determined to suspend trading immediately and commence proceedings to delist the Company's common stock from NYSE MKT LLC ("NYSE MKT" or the "Exchange"). The Notice states that the Exchange determined that the Company is no longer suitable for listing and will commence delisting proceedings pursuant to Section 1003(c)(iii) of the NYSE MKT Company Guide. As disclosed in the Company's press release date October 5, 2015, the Company and certain of its domestic subsidiaries have voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Notice states that in reaching the delisting determination, NYSE Regulation noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of this process on the value of the Company's common stock.
The Company does not intend to appeal the delisting determination. Therefore, it is expected that the Company's common stock will be delisted from NYSE MKT.
As previously stated, the Company cautions that if the restructuring transactions contemplated by the restructuring support agreement filed in the Bankruptcy Court are consummated, the Company's existing common stock will be extinguished and the holders of the common stock will not receive any consideration.